Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

June 18, 2010

Board of Directors
Nephros, Inc.
41 Grand Avenue
River Edge, New Jersey  07661

Gentlemen:

We have acted as counsel to Nephros, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-167022) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) 500,000 units (the “Units”), each Unit consisting of (a) 25 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (b) a warrant to purchase 25 shares of Common Stock (the “Investor Warrants”), (ii) warrants to purchase a set number of shares of Common Stock (the “Placement Agent Warrants”, and together with the Investor Warrants, the “Warrants”), (iii) all shares of Common Stock and all Warrants issued as part of the Units, and (iv) all shares of Common Stock issuable upon exercise of the Warrants.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

2. Each Investor Warrant included in the Units and each Placement Agent Warrant, when issued and sold in accordance with and in the manner described in the Registration Statement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3.  The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and, as to the Warrants constituting valid and legally binding obligations of the Company, the Business Corporation Law of the State of New York.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP